Exhibit 3.1
ARTICLES OF RESTATEMENT
OF THE
ARTICLES OF INCORPORATION
OF
RIM SEMICONDUCTOR COMPANY
     Pursuant to the provisions of Section 16-10a-1007 of the Utah Revised Business Corporation Act, Rim Semiconductor Company, a Utah corporation (the “Corporation”), files these Articles of Restatement of the Articles of Incorporation of the Corporation. The Restated Articles of Incorporation (“Restated Articles”) accurately reflect the original Articles of Incorporation and all amendments thereto that are in effect to date (collectively, the “Original Articles”) and contain no other change in the provisions thereof.
     1. The name of the Corporation is RIM SEMICONDUCTOR COMPANY.
     2. The Original Articles are hereby superseded by the following Restated Articles, which accurately copy the entire text thereof:
ARTICLE I
CORPORATE NAME
     The name of the corporation (hereinafter called “Corporation”) is Rim Semiconductor Company.
ARTICLE II
DURATION
     The duration of the Corporation shall be perpetual.
ARTICLE III
GENERAL PURPOSES
     This Corporation is organized for the following purposes:
     A. To purchase, sell and invest in new products, technologies and businesses of any and all types and kinds.
     B. To acquire or merge into existing businesses.
     C. To buy, sell, mortgage, exchange, lease, hold for investment or otherwise operate real and personal property of all kinds and any interest therein.
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     D. For any other purposes allowed by law.
     E. The provisions of this Article shall be construed as purposes and powers and each as an independent purpose and power. The enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the Corporation, and the purposes and powers therein specified shall not be limited or restricted by reference to, or inference from, the terms of any provisions of this or any other article hereof.
ARTICLE IV
AUTHORIZED SHARES
     A. The aggregate number of shares which the Corporation shall have the authority to issue is nine hundred fifteen million shares (915,000,000), of which nine hundred million (900,000,000) shares shall be designated as Common Stock, $.001 par value per share and fifteen million (15,000,000) shares shall be designated as Preferred Stock, $.01 par value per share.
     B. The designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof with respect to the Common Stock and the Preferred Stock are as follows:
     (1) Common Stock. Each holder of the Common Stock of the Corporation shall be entitled to one vote for every share of Common Stock outstanding in his name on the books of the Corporation. Except for and subject to those rights expressly granted to the holders of the Preferred Stock or except as may be provided by the laws of the State of Utah, the holders of Common Stock shall have exclusively all other rights of shareholders including, without limitation, (i) the right to receive dividends, when and as declared by the Board of Directors out of assets legally available therefor, and (ii) in the event of any distribution or assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally with all holders of all Common Stock all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts that they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation, if any.
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     (2) Preferred Stock. The Board of Directors, without shareholder action but subject to any limitations and restrictions stated in these Articles of Incorporation, may from time to time issue Preferred Stock in one or more series, each of such shares to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided, and may alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued Preferred Stock or any wholly unissued series of Preferred Stock. Except as otherwise expressly stated in the resolution or resolutions providing for the establishment of a series of Preferred Stock, any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise expressly provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of stock for the purpose of voting by classes unless expressly provided in the resolution or resolutions providing for the establishment thereof. The Board of Directors of the Corporation are hereby expressly authorized by resolution to issue, from time to time, shares of Preferred Stock in one or more series, to increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix the number of shares constituting that series and the distinctive designation of that series and to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the Utah Revised Business Corporation Act. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock
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shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of these Articles of Incorporation.
ARTICLE V
COMMENCEMENT OF BUSINESS
     The Corporation will not commence business until at least ONE THOUSAND DOLLARS ($1,000) in cash or property has been received by it as consideration for the issuance of its shares.
ARTICLE VI
PRE-EMPTIVE RIGHTS
     The shareholders shall have no pre-emptive rights to acquire any securities of this Corporation.
ARTICLE VII
NON-ASSESSABILITY
     Shares of the Corporation shall not be subject to assessment for payment of the debts of the Corporation.
ARTICLE VIII
EXEMPTION FROM CORPORATE DEBTS
     The private property of the shareholders shall not be subject to the payment of any corporate debts to any extent whatsoever.
ARTICLE IX
COMMON DIRECTORS — TRANSACTIONS BETWEEN CORPORATIONS
     No contract or other transaction between this Corporation and any one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof, which authorizes, approves, or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by
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vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent, or (c) the contract or transaction is fair and reasonable to the Corporation.
     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.
     3. The Restated Articles do not contain an amendment to the Original Articles requiring shareholder approval.
     4. The Restated Articles were adopted by the Board of Directors at a meeting held on April 19, 2006. Shareholder action was not required.
     5. The Restated Articles supersede the Original Articles and all prior amendments to them.
     DATED April 19, 2006.

Rim Semiconductor Company
By:	/s/ Brad Ketch
Brad Ketch
Chief Executive Officer

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